Exhibit 99.1

cablecom reports fourth quarter 2006 results

Luxembourg — 1, March 2007: Cablecom Luxembourg S.C.A., a holding company incorporated in Luxembourg providing cable communications services primarily in Switzerland through its subsidiary Cablecom GmbH (collectively referred to as “Cablecom”) today reports selected preliminary unaudited financial and operating results for the quarter ended December 31, 2006.  Cablecom Luxembourg S.C.A. is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this release will be posted to the investor relations section of the Liberty Global (www.lgi.com) and the Cablecom (www.cablecom.lu) websites.

Highlights for the three months ended December 31, 2006 compared to the same period last year are as follows:

•                  Revenue growth of 12% to CHF 255.9 million

•                  Operating cash flow (OCF)(1) growth of 37% to CHF 105.2 million

•                  Operating loss of CHF 0.9 million versus  CHF 24.0 million

Financial highlights(2)

	Three months ended December 31,			Year ended December 31,
	2006	2005	%	2006	2005	%
	(CHF millions)			(CHF millions)
Revenue	255.9	229.4	11.6	966.5	839.8	15.1
Operating Cash Flow	105.2	76.8	37.0	398.8	308.4	29.3

Revenue for the three months ended December 31, 2006 was CHF 255.9 million, which represents an increase of 11.6% as compared to the same period last year. The increase in revenue is primarily due to a rate increase for our analog video services and the growth of our digital products including digital video, broadband Internet and telephony services. Operating cash flow for the three months ended December 31, 2006 was CHF 105.2 million, which represents an increase of 37.0%, as compared to the same period last year. The increase in OCF was principally due to higher revenue from our product sales as well as a rate increase for analog video services combined with lower selling, general and administrative expenses. Selling, general and administrative expenses were significantly lower than in the same period last year in part due to the cost benefits of reorganization and synergies generated as a consequence of the acquisition of Cablecom by Liberty Global. OCF for the three months ended December 31, 2006

(1)            Please see page 5 for an explanation of operating cash flow and a reconciliation to operating loss.

(2)             On October 24, 2005, Liberty Global Switzerland, Inc., a wholly-owned subsidiary of Liberty Global, purchased Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg S.C.A. Liberty Global Switzerland has elected to “push down” its basis of accounting for the acquisition effective January 1, 2006.

includes operational charges for corporate and support functions incurred on our behalf by the UPC Broadband Division of Liberty Global of CHF 10.4 million, while OCF for the three months ended December 31, 2005 includes CHF 5.2 million. For the year ended December 31, 2006 operational charges for corporate and support functions incurred on our behalf by the UPC Broadband Division of Liberty Global were CHF 44.6 million. For the year ended December 31, 2005, OCF includes CHF 9.4 million of intercompany cost allocations, including CHF 5.2 million allocated from the UPC Broadband Division and CHF 4.2 million from Glacier Holdings SCA, Cablecom’s former parent entity. OCF as a percentage of revenue increased to 41.1% during the three months ended December 31, 2006 from 33.5% during the same period in 2005.

Capital expenditures for the year ended December 31, 2006 were CHF 223.8 million. Capital expenditures were mainly driven by customer premise equipment and network related expenditures.

Note on Cablecom senior notes

On October 31, 2006, Cablecom Luxembourg S.C.A (Cablecom Luxembourg) placed €300 million principal amount of 8% senior notes due 2016. The net proceeds from the offering of the notes, together with available cash, were deposited into an escrow account to defease the covenants and provide for the redemption on April 15, 2007 for all of Cablecom Luxembourg’s outstanding 9.375% senior notes due 2014. The indenture governing the new notes provides that, on or after April 15, 2007, at the sole option of Cablecom and UPC Holding B.V., under certain circumstances, the new notes could become the obligations of UPC Holding B.V. at which time the terms (other than interest, maturity and redemption provisions) of the new notes, including the covenants, will be modified to become substantially identical to the terms of UPC Holding B.V’s existing senior notes. More generally, the capital structure at Cablecom has been designed to allow it to be folded into UPC Holding B.V. In addition to the new notes, the Cablecom bank facility has features that provide for the flexibility to ultimately bring it into the UPC Broadband Holding B.V. credit.

Operating highlights(3)

	As of December 31,	As of September 30,
	2006	2006
Homes Passed(4)	1,827,100	1,820,500
Two-way Homes Passed(5)	1,283,400	1,271,500
Homes Serviceable
Broadband Internet(6)	1,432,200	1,420,300
Fixed-line Telephony(7)	1,432,200	1,420,300
Customer Relationships(8)	1,560,600	1,556,400
RGUs(9):
Video	1,559,100	1,554,900
Analog Cable(10)	1,420,600	1,430,600
Digital Cable(11)	138,500	124,300
Broadband Internet(12)	411,900	394,900
Telephony(13)	253,400	239,600
Total RGUs	2,224,400	2,189,400

(3)             All Cablecom network statistics are on a consolidated basis and reflect management estimates. We do not consolidate minority owned cable television systems in our statistics. Pursuant to service agreements, Cablecom offers digital video, broadband Internet access and telephony services over networks owned by third party cable operators or “partner networks.”  A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer.  Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Broadband Internet and Telephone Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom.  These estimates may change in future periods as more accurate information becomes available.  Cablecom’s partner network information generally is presented one quarter in arrears such that information included in the December 31, 2006 column is based on September 30, 2006 data and the information in the September 30, 2006 column is based on June 30, 2006 data. In the December 31, 2006 column above, Cablecom’s partner networks account for 46,000 Customer Relationships, 74,800 RGUs, 20,100 Digital Cable Subscribers, 148,800 Broadband Internet and Telephone Homes Serviceable, 35,000 Internet Subscribers, and 19,700 Telephony Subscribers.  In addition, partner networks accounted for 490,000 digital video homes serviceable at September 30, 2006 that are not included in the December 31, 2006 column.

(4)             Homes Passed are homes that can be connected to our networks without further extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(5)             Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services. Due to the fact that we do not own the partner networks used by Cablecom, we do not report two-way homes passed for Cablecom’s partner networks.

(6)             Broadband Internet Homes Serviceable are homes that can be connected to our broadband networks, or a partner network with which we have a service agreement, where customers can request and receive broadband Internet access services.

(7)             Fixed-line Telephony Homes Serviceable are homes that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services.

(8)             Customer Relationships are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships but include customers from our partner networks subscribing to digital cable, broadband Internet or telephony services.

(9)             Revenue Generating Unit (RGU) is separately an Analog Cable Subscriber, Digital Cable Subscriber, Broadband Internet Subscriber or Telephony Subscriber. A home may contain one or more RGUs. For example, a subscriber to our digital video service, broadband Internet service and telephony service would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Broadband Internet and Telephony Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Generally, customers serviced through our business-to-business activities are not counted as subscribers.

(10)       Analog Cable Subscriber is comprised of analog cable customers that are counted on a per connection basis.

(11)       Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  Subscribers to digital video services provided by Cablecom over partner networks receive analog video services from the partner networks as opposed to Cablecom.  As we migrate customers from analog to digital video services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(12)       Broadband Internet Subscriber is a home or commercial unit with one or more cable modem connections to our broadband networks, or that we service through a partner network, where a customer has requested and is receiving high-speed Internet access services.

(13)       Telephony Subscriber is a home or commercial unit connected to our networks, or that we service through a partner network, where a customer has requested and is receiving voice services.

                           We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscribers to our analog video services were approximately 1.4 million as of December 31, 2006, while subscribers to our digital video services were approximately 138,500 as of the same date.  Digital video subscribers increased by approximately 11.4% versus the previous quarter, representing a penetration rate of 8.9% of our total video subscribers. Broadband Internet subscribers increased to 411,900, a 4.3% increase versus the previous quarter, while telephony subscribers increased to approximately 253,400, a 5.8% increase.  The increase in subscribers was a result of strong sales, product bundling and the successful positioning of our products in the market.

Summary of total debt and cash and cash equivalents

Cash and cash equivalents were CHF 159.7 million as of December 31, 2006.  In addition, a CHF 150.0 million revolving credit facility remains undrawn and is available to us subject to our being in compliance with certain financial covenants and other conditions.

The following table details Cablecom’s total debt and capital lease obligations and cash and cash equivalents as of December 31, 2006 at their carrying value including unamortized debt discount or premium, if applicable:

As of December 31,
2006
(CHF millions)
Bank Facility	1,335.6
Fixed Rate Notes due 2016	482.7
Fixed Rate Notes due 2014	518.2
Capital lease obligations	28.5
Other	4.3
Total debt and capital lease obligations	2,369.3

Cash and cash equivalents(14)	159.7

Covenant Calculations

Based on our December 31, 2006 results and subject to completion of our fourth quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) for Cablecom Luxembourg S.C.A., as defined in and calculated in accordance with the Cablecom Facility Agreement was 3.13x(12). The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined in and calculated in accordance with the Cablecom Facility Agreement was 4.27x(15).

About cablecom

Cablecom is Switzerland’s largest cable network operator in terms of subscribers, offering its customers quadruple-play products in video, broadband Internet, mobile and fixed-line telephone services. Cablecom also supplies voice, data and value-added services for business customers. In addition, Cablecom provides

(14)       Cash and cash equivalents excludes restricted cash in Cablecom Luxembourg of CHF 525.9 million (€331.6 million) for the covenant defeasance and redemption of the Fixed Rate Notes due 2014.

(15)       Debt in the covenant calculations utilize debt figures which take into account currency swaps.  Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. Additionally, Fixed Rate Notes due 2014 were excluded from the calculations.

cable network companies with plant engineering and construction, as well as application and transmission services for television, telephone and Internet. Cablecom is a part of the UPC Broadband division of Liberty Global. This release is being issued at this time due to the contemporaneous release by Liberty Global of its 2006 results. The financial information contained herein is preliminary and subject to possible change.

For more information, please contact:

investor.relations@cablecom.ch

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a measure recognized by accounting principles generally accepted in the United States (U.S. GAAP). Operating cash flow is the primary measure used by Cablecom’s chief operating decision maker to evaluate operating performance and to decide how to allocate resources. As Cablecom uses the term, operating cash flow is defined as revenue less operating expenses and charges and SG&A expenses (excluding stock-based compensation, depreciation and amortization, costs associated with aborted initial public offering, restructuring and related charges and net gain (loss) on disposal of long-lived assets). Cablecom believes operating cash flow is meaningful because it provides stakeholders a means to evaluate the operating performance of our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available U.S. GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view our core operating trends. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net income (loss), cash flow from operating activities and other U.S. GAAP measures of income. A reconciliation of Cablecom’s operating cash flow to Cablecom’s operating loss is presented below for the three months and year ended December 31, 2006 and 2005.

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(CHF millions)		(CHF millions)

Operating cash flow	105.2	76.8	398.8	308.4
Stock-based compensation	-	(31.2)	—	(144.0)
Depreciation and amortization	(106.3)	(80.8)	(405.7)	(324.1)
Costs associated with aborted initial public offering	-	21.8	—	-
Restructuring and related charges	-	(12.2)	—	(12.2)
Net gain (loss) on disposal of long-lived assets	0.2	1.6	(0.3)	5.7
Operating loss	(0.9)	(24.0)	(7.2)	(166.2)